                                VENDOR AGREEMENT

     Agreement made this 12th day of September, 1997, between EQUIPNET, INC.("EquipNet"), a Pennsylvania corporation and Graham-Field (Vendor), a New York corporation.

                                  BACKGROUND:

     Equipnet is the originator and administrator of a national network (the "Network") of providers of home health services and equipment. In addition, EquipNet administers a group buying program (the "Buying Program") in which Members participate (hereafter in the Program are referred to individually as a "Participant" and collectively as the "Participants"). Vendor manufacturers or distributes the products or services (the "Products") described in Exhibit A attached hereto. EquipNet desires to have the Products offered through the Buying Program and Vendor desires to participate in the Buying Program, all on the terms and subject to the conditions set forth below:

     NOW THEREFORE, the parties, intending to be legally bound hereby and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, agree as follows:

     1. VENDOR UNDERTAKINGS. Vendor agrees to:

(a)--Offer a $125,000 enrollment fee which can be payable in merchandise, excluding distributed products ordered by EquipNet and its locations within the next 90 days.

(b)--Perform in-services with EquipNet case manager clients upon reasonable notice at Vendor's cost including CEU programs.

(c)--Sponsor and help write four News, Clues and Reviews mailing a year (newsletter to case managers)(approximate cost $1,500 per mailing).

(d)--Assemble its portion of an EquipNet Resource Manual for case managers (Vendor to assemble their section and supply sufficient copies).

(e)--For clinical programs, assist in development and production of programs.

(f)--Develop comarketing material and Vendor catalogs identifying Vendor as EquipNet Buying Program member.

(g)--Edit EquipNet Patient Education Booklet specific to Vendor's products and pay for its pro rata share of the printing for exclusive territory providers.

(h)-Maintain competitive pricing including finance/lease programs, competitive products and satisfactory service including delivery, customer service and warranty work.

     2. EQUIPNET UNDERTAKINGS. EquipNet agrees to:

(a)-Negotiate diligently with its providers to award exclusive territories and obligate its exclusive territories in the DME/supplies business to use Vendor's products.

(b)-Diligently pursue managed care contracts to enhance EquipNet's abilities to create exclusive territories.

(c)-Promote Vendor's Products where appropriate to payors including enabling EquipNet to designate its formulary in servicing its contracts.

(d)-Purchase Vendor's Products at all owned locations.

(e)-Modify at Vendor's expense Patient Education booklets to include Vendor specific training materials.

(f)-Include Vendor's specific products in marketing/educational materials such as a Medicare Training Manual for HMOs or a Workers Comp Equipment Guide.

(g)-The agreements above to require exclusives and company owned locations to use Vendor products are subject to (1) net price/terms/quality comparability including switch-over costs, and (2) market conditions which may require name brand products.

     3. PRODUCT PRICE. Vendor and EquipNet agree that the price per Product to be charged to the Participant, exclusive of any applicable taxes and shipping charges, is as set forth in EXHIBIT A next to each Product. The pricing levels are defined as follows:

     (a) BETTER - All EquipNet members will be offered this pricing

     (b) BEST - Any EquipNet member who commits to purchase $500,000 or more on annual basis will be offered this pricing.

     (c) BEST PLUS - Any EquipNet member who commits to purchase $1,000,000 or more on an annual basis will be offered a custom contract, with pricing and terms equal to if not better than Best.

Vendor agrees to communicate vendor pricing, discounts, special promotions and the like to Participants through EquipNet. Vendor warrants that such pricing is as competitive if not more competitive than pricing offered to any other homecare buying program. Vendor will also negotiate volume and/or custom contracts for Participants who warrant more aggressive pricing across the board or in special areas and EquipNet will still receive credit for such purchases. In circumstances where Graham Field must negotiate a special price to one of EquipNet's members, that same pricing must be offered to Beckett Medical.

     4. PRODUCT ORDERING. EquipNet shall deliver a list of Participants to Vendor, which list shall be updated periodically by EquipNet. Each Participant shall be given an identification number. Participants will order Products directly from the Vendor using their identification number. All Products ordered by Participant from Vendor shall be deemed to be ordered pursuant to the Buying Program. Where a Participant is in more than one buying program, upon EquipNet's delivery to Vendor a commitment form identifying EquipNet as the program of choice, Vendor shall honor all purchases through EquipNet.

     5. PRODUCT PROMOTION. Both EquipNet and Vendor shall make Participants aware of Vendor products and prices offered under this contract. EquipNet shall notify its Participants through infofaxes, newsletters and other sources. With prior approval vendor shall reimburse for all reasonable costs in connection with mailings to EquipNet members for Vendor Products. Vendor agrees to notify its sales force including any manufacturer representatives. Vendor agrees to develop direct mailings with EquipNet detailing Products offered and their discounts and to market to the Participants including exclusive EquipNet pricing specials at least four times a year to contracted Participants. All CEU programs offered by Vendor are listed on EXHIBIT B and Vendor shall work with EquipNet in developing additional CEU programs.

     6. FINANCING. Vendor will offer a finance program to dealers comparable to Invacare's programs. This will include dating as well as leases. For example, on large purchases, an EquipNet member will be offered 90 to 180 days dating from original delivery date with leasing option.

     7. PURCHASING PROGRAMS. Vendor will support and market as part of its marketing of its relationship with EquipNet the other programs and products in EquipNet's purchasing program such as insurance, travel, office products, telephone, printing, etc.

     8. DISTRIBUTION. Vendor will work with EquipNet to establish a nationwide distribution program to EquipNet's clients. This includes catalog development, warehouse expertise, bar coding, special racking etc. so that Vendor and EquipNet can capture the majority of the disposables business from EquipNet's clients. Vendor will also be on-line with EquipNet to enable EquipNet to drop ship from Vendor products to patients and Vendor will include an EquipNet brochure or flier, as designated by EquipNet, in such packages which will be in the name of EquipNet.

     9. CATALOGS. Vendor will, at its cost, develop catalogs appropriate for EquipNet's clients including a general product overview, a wound care/diabetic/med/surg and a patient aids catalog. Four pages--outside and insider front and back covers--will be custom for EquipNet. Vendor will be sponsored in this as EquipNet's distribution partner. The diabetic/wound care/med-surg with basic DME will be available within 6 weeks of the date above.

     10. ADMINISTRATION FEE / REPORTING REQUIREMENTS. As payment for EquipNet's development and administration of the Buying Program, Graham Field / Everest & Jennings agrees to the rebate the following:

YEAR 1
$2 million to $2,999,999 net sales      2.5% rebate
$3 million to $3,999,999 net sales      3.0% rebate
$4 million plus                         4.0% rebate

YEAR 2
$4 million to $4,999,999 net sales      2.5% rebate
$5 million to $5,999,999 net sales      3.0% rebate
$6 million plus                         4.0% rebate

In order to qualify for rebate, EquipNet must meet eighty percent (80%) of its volume requirement. Such fee shall be paid to EquipNet quarterly within 30 days of the end of each calendar quarter in respect of all Vendor's sales or leases of Products to Participants during the preceding quarter (i.e., payment shall be made by April 15 for January through March sales). Within 30 days of the end of each month, Vendor shall furnish to EquipNet a list of each Participant's purchase or lease of Products during the prior month which list shall be furnished on hard copy as well as on Lotus or Excel diskette. Vendor shall keep true and accurate books and records of all Products shipped and invoices billed to Participants and EquipNet and it's auditors shall be entitled to examine Vendor's books and records on the same.

     11. EQUIPNET MEMBER REBATES. All EquipNet members who commit to purchase eighty (80) percent of their products from Graham Field where Graham Field's pricing is as competitive if not better than their existing pricing, excluding respiratory, distributed products and brand requests, will receive an additional one (1) percent at year end based on minimum annual volume of $200,000 or less, or a two (2) percent rebate at year end on $201,000 or more.

     12. VOLUME COMMITMENTS. The prices and discounts listed in EXHIBIT A are predicated upon EquipNet members agreeing to purchase, as a group, first year $4.0 million ($1,00,000 quarterly); second year $6.0 million ($1,500,000 quarterly).

     13. DELIVERY PERFORMANCE GUARANTEE. Vendor will guarantee delivery performance. Failure to ship order within 72 hours of order confirmation of delivery date will result in additional one percent (1%) discount to the EquipNet member for that order, to be taken from the net invoice amount due.

     14. WARRANTIES; RISK OF LOSS; INSURANCE. All of Vendor's (and the manufacturer's if different from Vendor) product warranties shall be made to the Participants, all risk of loss shall be on the Vendor until shipments are received, and

Vendor acknowledges and agrees that EquipNet is not liable in any way whatsoever to Vendor, to Participant's or to the ultimate user for defects, risk of loss, injuries, damages, etc. and Vendor releases, indemnifies and holds harmless EquipNet from the same. Vendor shall list EquipNet as an additional insured on its product liability insurance and shall furnish such certificate to EquipNet on the date hereof.

     15. Non-Solicitation. Vendor acknowledges that through this Agreement, it will have access to EquipNet's contracted clients consisting of insurance companies, case management companies, third party administrators, self-insured payors and others and that Vendor will be introduced to these clients through regularly scheduled training in-services and educational materials. Vendor acknowledges that it would be unfair to use such information and relationships in a manner competitive with EquipNet and Vendor agrees that during the term of this Agreement and for a one year period following the expiration of this Agreement, it and its subsidiaries and affiliates will not solicit directly or indirectly, EquipNet's clients unless such clients publicly solicit general bids for such business in which case Vendor shall be free to respond such bids but it shall pay EquipNet a fee on all Products sold to such clients equal to 5% of sales payable quarterly.

     16. Termination. This Agreement shall be effective on the date hereof and shall continue in force for two (2) years from the date hereof and shall be renewed thereafter for successive one (1) year periods unless either party gives the other party written notice of its decision not to renew at least 60 days but not more than 120 days prior to the end of the one year period. Either party may terminate this agreement for cause upon 30 days notice if such default is not remedied within such 30 day period. If Vendor terminates this Agreement without cause or EquipNet terminates this Agreement for cause, Vendor shall continue to pay the fee to EquipNet on sales to Participants for the following one hundred and twenty (120) day period. Cause shall mean the willful and intentional failure of the other party to perform its agreements and duties hereunder.

     17. General. This Agreement shall be governed by the laws of Pennsylvania and shall be binding upon each party and their successors and assigns, provided that an assignment of the rights and remedies by a party hereto without the other party's consent shall be prohibited, and any assignment in violation of this provision shall allow the other party to terminate this Agreement.


     IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date written above.


EQUIPNET, INC.                               VENDOR

By: /s/               9/12/97                By: /s/               9/12/97
    -------------------------                    -------------------------

                                EQUIPNET PRICING
                                OCTOBER 1, 1997


--------------------------------------------------------------------------------------------------------------
LENGTH OF AGREEMENT: 10/01/97 - 09/12/99
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
LEVEL            VOLUME COMMITMENT
--------------------------------------------------------------------------------------------------------------
1                $0 - $500,000 (BETTER)
--------------------------------------------------------------------------------------------------------------
2                $500,001 - $1,000,000 (BEST)
--------------------------------------------------------------------------------------------------------------
3                $1,000,001 + (BEST PLUS) REQUIRES INDIVIDUAL CONTRACT
--------------------------------------------------------------------------------------------------------------
                  (DEALER MUST COMMIT TO RECEIVE BEST OR BEST PLUS PRICING)
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
EVEREST & JENNINGS                                               BETTER                                 BEST
PRODUCT CATEGORY                                                DISCOUNT                              DISCOUNT
--------------------------------------------------------------------------------------------------------------
METRO POWER            TRADE +                                    24%                                  26%
--------------------------------------------------------------------------------------------------------------
ALL OTHER POWER        TRADE +                                    27%                                  29%
--------------------------------------------------------------------------------------------------------------
METRO                  TRADE +                                    44%                                  48%
--------------------------------------------------------------------------------------------------------------
METRO LX               TRADE +                                    33%                                  35%
--------------------------------------------------------------------------------------------------------------
PREMIER, P2+, SPF II   TRADE +                                    27%                                  29%
--------------------------------------------------------------------------------------------------------------
BARRACUDA, NITRO
   REACTOR             TRADE +                                    13%                                  15%
--------------------------------------------------------------------------------------------------------------
EPIC, RECORD           TRADE +                                    21%                                  23%
--------------------------------------------------------------------------------------------------------------
KUSCHALL/ACE           TRADE +                                     9%                                  12%
--------------------------------------------------------------------------------------------------------------
HOMECARE CHAIRS        TRADE +                                    32%                                  34%
--------------------------------------------------------------------------------------------------------------
SPECIAL/ULTRA BEDS     TRADE +                                     4%                                   4%
--------------------------------------------------------------------------------------------------------------
BED COMP/ACCESS        TRADE +                                    32%                                  32%
--------------------------------------------------------------------------------------------------------------
LABAC (LA)             TRADE +                                   15%                                   15%
--------------------------------------------------------------------------------------------------------------
ADVANTAGE PARTS (AA)   TRADE +                                    8%                                   10%
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                                                                BETTER                                BEST
      ITEM #            PACK          DESCRIPTION            (EACH PRICE)                         (EACH PRICE)
--------------------------------------------------------------------------------------------------------------
EVEREST & JENNINGS & SMITH & DAVIS
--------------------------------------------------------------------------------------------------------------
52004010/4110            1      VISTA W/C STD, FA & RFR           140.00                               128.95
--------------------------------------------------------------------------------------------------------------
52004420/4520            1      VISTA W/C STD. RDA & ELR          174.48                               164.48
--------------------------------------------------------------------------------------------------------------
51000480                 1      TRAVELER W/C STD., 20" RDA/ELR    217.16                               211.16
--------------------------------------------------------------------------------------------------------------
1H000120/220             1      METRO W/C RDA/ELR                 421.28                               371.28
--------------------------------------------------------------------------------------------------------------
51000495                 1      TRAVELER 22" RDA/ELR              352.52                               346.52
--------------------------------------------------------------------------------------------------------------
                         1      PREM CLASSIC 24" RDA/ELR          346.52                               398.00
--------------------------------------------------------------------------------------------------------------
3A010420/420             1      LIGHTNING RDA/ELR                 210.37                               204.37
--------------------------------------------------------------------------------------------------------------
51001420/1520            1      TRAVELER HEMI RDA/ELR             302.96                               268.96
--------------------------------------------------------------------------------------------------------------
51001480                 1      TRAVELER HEMI 20" RDA/ELR         322.96                               288.96
--------------------------------------------------------------------------------------------------------------
51002420/2520            1      TRAVELER RECLN RDA/ELR            329.28                               319.28
--------------------------------------------------------------------------------------------------------------
768/5523-PKG             1      FULL ELEC BED PACKAGE             591.40                               581.40
--------------------------------------------------------------------------------------------------------------
768-5523                 1      FULL ELEC BED ONLY                475.76                               463.76
--------------------------------------------------------------------------------------------------------------
GF6570-1                 1      FULL LENGTH SIDE RAILS             51.00                                43.00
--------------------------------------------------------------------------------------------------------------
GF1500-180               1      MATTRESS                           69.00                                64.00
--------------------------------------------------------------------------------------------------------------
COMMODES
--------------------------------------------------------------------------------------------------------------
GF2075-2                 2      3 N 1, ALUM, ADJUSTABLE HGT,
                                    W/BUCKET                       28.56                                26.56
--------------------------------------------------------------------------------------------------------------
GF2095-2                 2      STANDARD ADJUSTABLE HGT, ALUM,
                                    W/BUCKET                       28.56                                26.56
--------------------------------------------------------------------------------------------------------------

                                EQUIPNET PRICING
                                OCTOBER 1, 1997

                                                                     BETTER               BEST
ITEM #         PACK      DESCRIPTION                              (EACH PRICE)        (EACH PRICE)
------         ----      -----------                              ------------        ------------
GF1979-2         2       3 N 1, STEEL ADJUSTABLE HGT,
                         W/BUCKET & SPLASH GUARD                      29.95               27.50
GF2090-2         2       X-WIDE, ADJUSTABLE HGT, W/BUCKET             65.43               64.21
GF2090-1         1       SAME AS ABOVE (1 PER CARTON)                 72.00               69.00
GF1976-1         1       DROP ARM PADDED SEAT, STEEL,
                         W/BUCKET                                     78.85               75.85
GF1977-1         1       DROP ARM, STEEL, W/BUCKET                    72.13               71.85

WALKERS                  7/8" TUBING
GF1925-4         4       NON-FOLDING, ADJUSTABLE HGT.                 27.00               24.00
GF1902-6         6       FOLDING 1 BUTTON ADULT 7/8"                  24.08               23.50
GF1901-2         2       FOLDING 1 BUTTON JR. 7/8"                    24.08               23.50
RP19020-1        1       4 1/2" WHEEL FOR 1902/1901 (1 PR.)           13.05               11.81
RP19060-1        1       3" SWIVEL WHEELS FOR 1902/1901 (1 PR.)       19.90               17.90

FOLDING                  1" TUBING
GF1945-2         2       FOLDING ADJUSTABLE HGT. 1 BUTTON ADULT       28.25               25.50
GF1944-2         2       FOLDING ADJUSTABLE HGT. 1 BUTTON JR.         28.25               25.50
GF1946-2         2       FOLDING ADJUSTABLE HGT. 1 BUTTON
                         ADULT W/4 1/2" WHEELS                        41.00               38.50
GF1905-2         2       FOLDING 2 BUTTON ADJUSTABLE HGT.             30.50               29.50

FOLDING                  1" TUBING
GF1947-2         2       FOLDING ADJUSTABLE HGT. 1 BUTTON JR.
                         W/4 1/2" WHEELS                              41.00               38.50
GF1909-2         2       DELUXE 2 BUTTON W/EXTRA WIDE FEATURE         36.00               35.00
RP19070-1      1PR       1 PAIR 4 1/2" WHEELS FOR 1" WALKERS          13.05               11.81
RP29090-1      1PR       1 PAIR 3" WHEELS FOR 1" WALKER               13.05               11.81
RP19090-1      1PR       1 PAIR 5" SWIVEL WHEELS "MAG HUB" FOR
                         1" WALKERS                                   41.50               39.50
RP19320        1PR       1 PAIR XTRA LONG-EXTENDS WALKER LEGS
                         4" AND ADJUSTS IN 1" INCREMENTS FOR
                         1" WALKERS                                   12.50               11.25
RP29050-1      1PR       1 PAIR 3" SWIVEL WHEELS FOR 1" WALKERS       19.25               17.90

CANES
GF5940-6         6       ADJUSTABLE, ALUM. OFFSET                      7.12                6.02
GF5940-1         1       ADJUSTABLE, ALUM. OFFSET (1/CARTON)           8.20                7.25
GF5942-6         6       DELUXE, ADJUSTABLE, ALUM. OFFSET, BLACK       7.95                6.95
GF5981-4         4       QUAD CANE, CHROME, LARGE BASE                14.96               12.50
GF5986-4         4       QUAD CANE, CHROME, SMALL BASE                14.96               12.50
GF5946-2         2       PYRAMID CANE                                 28.50               27.50

BATH SAFETY
GF1992-2         2       BATH SEAT, W/O BACK, ADJUSTABLE,
                         ASSEMBLED                                    17.45               16.20

                                EQUIPNET PRICING
                                OCTOBER 1, 1997

                                                                 BETTER             BEST
     ITEM #       PACK                  DESCRIPTION            (EACH PRICE)     (EACH PRICE)
--------------------------------------------------------------------------------------------
GF1992KA-1          1      BATH SEAT, W/O BACK, ADJUSTABLE, KD       18.50         17.20
GF1993-2            2      BATH SEAT, W-BACK, ADJUSTABLE
                           ASSEMBLED                                 24.44         22.00
GF1993KA-1          1      BATH SEAT, W/BACK ADJUSTABLE, KD          24.75         23.00
GF6902-1            1      RAISED SEAT, BLOW MOLDED,
                           CONTOURED                                 14.10         12.50
GF6909-6            6      RAISED SEAT, BLOW MOLDED,
                           CONTOURED                                  9.20          8.00
GF6909-1            1      RAISED SEAT, BLOW MOLDED 1 PER
                           CARTON                                    10.00          8.95
GF6905-1            1      RAISED SEAT, BLOW MOLDED W/CLAMP          18.00         16.90

BATH SAFETY
GF6907-1            1      RAISED SEAT, W/CLAMP AND ARMS             30.00         28.50
GF6908-1            1      EXTRA-WIDE RAISED SEAT W/CLAMP AND
                           ARMS                                      34.50         32.50
GF1995-1            1      TRANSFER BENCH, ADJUSTABLE                38.50         35.50
GF6004-2            2      TOILET SAFETY FRAMES 1 PAIR               19.00         17.50

IV POLES
GF7012-1            1      IV POLE                                   21.25         20.25

OVERBED TABLES
GF8900-1                   ECONO, NON-TILT, HGT. ADJUSTABLE          51.32         50.00
GF8901-1                   NON-TILT, EASY TOUCH HGT. ADJUSTABLE      64.95         62.95
GF8905-1                   TILT, EASY TOUCH, HGT ADJUSTABLE          82.00         79.00

PATIENT LIFT
GF6685-1                   PATIENT LIFT W/CHAINS                    494.80        482.00
GF112-C-LC                 CANVAS SLING                              29.70         29.00
GF113-C-LC                 CANVAS SLING W/OPENING                    32.67         32.67
GF113-N-LC                 NYLON SLING W/OPENING                     22.90         22.90

TRAPEZE
GF6672-1                   TRAPEZE BAR                               74.00         71.00
GF6677-1                   TRAPEZE BASE                              92.00         89.90

APP
AQ2000                     DELUXE APP PUMP & PAD                     64.80         55.00
AQ2000-1                   PAD ONLY W/TUBES                          14.00         13.00
AQ1000                     APP PUMP & PAD                            49.50         48.00
ALA 5500                   LOW AIR LOSS MATTRESS EO277             1470.00       1400.00

TENS UNIT
GF-3                       TENS UNIT 2 LEAD                          27.35         26.95

LIFT CHAIRS
PR-CAPRIFBC                2 POSITION RECLINER, FABRIC,
                           COPENHAGEN                               304.90        304.90
PR-CAPRIFBM                2 POSITION RECLINER, FABRIC. MAUVE       304.90        304.90
PR-CAPRIFBT                2 POSITION RECLINER, FABRIC. TAUPE       304.90        304.90

                                EQUIPNET PRICING
                                OCTOBER 1, 1997

                                                                 BETTER             BEST
     ITEM #       PACK                  DESCRIPTION            (EACH PRICE)     (EACH PRICE)
--------------------------------------------------------------------------------------------
PR-355FBC                  3 POSITION RECLINER, FABRIC,
                           COPENHAGEN                               393.00        393.00
PR-355FBM                  3 POSITION RECLINER, FABRIC, MAUVE       393.00        393.00
PR-355FBT                  3 POSITION RECLINER, FABRIC, TAUPE       393.00        393.00
